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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

                     PURSUANT TO SECTION 12(b) OR (g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                       FORLINK SOFTWARE CORPORATION, INC.
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             (Exact name of registrant as specified in its charter)

               Nevada                                           87-0438458
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 (State of incorporation or organization)            (I.R.S. Employer Identification No.)


Fang Yuan Mansion 9F, Baishiqiao Road No. 54, Haidian District, Beijing, China    N/A
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(Address of principal executive offices)                                       (Zip Code)





Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                 Name of each exchange on which
       to be so registered                 each class is to be registered
             N/A                                       N/A
       -------------------                 ------------------------------

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ] [Added in Release No. 34-34922 (paragraph 85,450), effective December 7, 1994, 59 F.R. 55342; amended in Release No. 34-38850 (paragraph 85,953), July 18, 1997, effective September 2, 1997, 62 F.R. 39755.]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X] [Added in Release No. 34-34922 (paragraph 85,450), effective December 7, 1994, 59 F.R. 55342; amended in Release No. 34-38850 (paragraph 85,953), July 18, 1997, effective September 2, 1997, 62 F.R. 39755.]

         Securities Act registration statement file number to which this form relates:

                             (if applicable)
         ------------------

         Securities to be registered pursuant to Section 12(g) of the Act:

                         Common Stock, $0.001 par value
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                                (Title of class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The authorized capital stock of the company consists of 100,000,000 shares of common stock, par value $.001 per share. The common stock may not be divided into classes and may not be issued in series. The common stock of the corporation, after receipt of the consideration for which the board of directors authorized the issuance of shares, shall not be subject to assessment and individual stockholders shall not be individually liable for the debts and liabilities of the corporation.

         Each outstanding share of common stock is entitled to one vote on each matter submitted to a vote at a meeting of the shareholders. The shares do not have cumulative rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors, while the holders of the remaining shares will not be able to elect a single director.

         The outstanding shares of common stock are fully paid and non-assessable. Shareholders of the Company have no preemptive rights to acquire additional shares of common stock or other securities. In the event of liquidation or dissolution of the company, the shares of common stock are entitled to share pro-rata in all assets remaining after payment of liabilities. The common stock is not subject to redemption and carries no subscription or conversion rights.

         The Board of Directors may from time to time declare, and the corporation may pay, distributions on its outstanding shares of common stock in the manner and upon the terms and conditions provided by the General Corporation Law of Nevada and the company's Articles of Incorporation.

ITEM 2.  EXHIBITS.

         1. The Company's Articles of Incorporation, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2000.)

         2. The Company's Bylaws, as amended, which define the rights of holders of the equity securities being registered. (Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2000.)

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FORLINK SOFTWARE CORPORATION, INC

Date:  September 19, 2000

By:      /s/ Xiaoxia Zhao
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      Xiaoxia Zhao, President


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